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                                E X H I B I T  99


                                PALL CORPORATION

                         MANAGEMENT STOCK PURCHASE PLAN

                                      -----


1.       PURPOSE

         This document sets forth the Pall Corporation Management Stock Purchase Plan as adopted effective as of June 29, 1999.

         The purpose of the Plan is to encourage key employees of the Corporation and its Affiliated Companies to increase their ownership of shares of the Corporation's Common Stock by providing such employees with an opportunity to elect to have portions of their total annual compensation paid in the form of Restricted Units, and to have additional matching Restricted Units credited with respect thereto.

         The Plan also provides certain employees with an opportunity to elect to defer payment with respect to the Restricted Units credited to them that become vested. With respect to these provisions, the Plan is intended to constitute an unfunded plan of deferred compensation for "a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

2.       DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         "ACCOUNT" and "SUBACCOUNT" shall mean, respectively, the account, and each Subaccount within such Account, that is established for a Participant pursuant to Section 8.

         "AFFILIATED COMPANIES" shall mean each direct or indirect subsidiary of the Corporation.

         "BENEFICIARY" shall mean the person or persons designated by a Participant in accordance with Section 12 to receive any payment that is required to be made under the Plan upon the Participant's death.
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         "BOARD OF DIRECTORS" shall mean the Board of Directors of the
Corporation.

         "BONUS" shall mean, with respect to any Eligible Employee for any Plan Year, the Bonus payable to such Eligible Employee during such year under the Corporation's Executive Incentive Bonus Plan, or, if applicable, under the terms of the Eligible Employee's employment agreement with the Corporation, or under any other plan, program or arrangement of annual incentive compensation maintained by the Corporation or any of its Affiliated Companies.

         "BONUS PAYMENT DATE" shall mean each date on which Bonus payments are made under the Corporation's Executive Incentive Bonus Plan.

         "BUSINESS DAY" shall mean any day on which the Corporation's principal office in the U.S. is open for business.

         "CEO" shall mean the Chief Executive Officer of the Corporation.

         "CHANGE IN CONTROL" means the occurrence of any of the following:

              (a) the "Distribution Date" as defined in Section 3 of the Rights Agreement dated as of November 17, 1989 between the Corporation and United States Trust Company of New York, as Rights Agent as the same may have been amended or extended to the time in question or in any successor agreement (the "Rights Agreement"); or

              (b) any event described in Section 11(a)(ii)(B) of the Rights Agreement; or

              (c)    any event described in Section 13 of the Rights Agreement;
                     or

              (d) the date on which the number of duly elected and qualified directors of the Corporation who were not either elected by the Board of Directors or nominated by the Board of Directors or its Nominating Committee for election by the shareholders shall equal or exceed one-third of the total number of directors of the Corporation as fixed by its by-laws;

provided, however, that no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 6 shall exist, to the extent that the Board of Directors so determines by resolution adopted prior to the Change in Control.

         "CLOSING PRICE" shall mean, as of any date, the closing price of a share of Common Stock as reported on the New York Stock Exchange Composite Tape for such date.
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         "COMMITTEE" shall mean the CEO and such other officers of the
Corporation as the CEO in his discretion may appoint from time to time. The CEO shall have the power to remove any other member of the Committee at any time.

         "COMMON STOCK" shall mean the shares of common stock ($0.10 par value) of the Corporation.

         "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board of Directors.

         "CORPORATION" shall mean Pall Corporation.

         "CREDITING DATE" shall mean, with respect to any Restricted Unit Subaccount or Matching Restricted Unit Subaccount maintained for a Participant under Section 8, the date as of which Restricted Units, or Matching Restricted Units, were first credited to such Subaccount pursuant to Section 5(a), (b),
(c), (d), or (e).

         "DEFERRED VESTED UNITS" shall mean Vested Units with respect to which the Participant has elected to defer payment in accordance with the provisions of Section 7(d) hereof.

         "DIVIDEND EQUIVALENT UNITS" shall mean additional Restricted Units or additional Deferred Vested Units credited to a Participant's Account pursuant to
Section 5(f) or Section 7(d)(vi).

         "DIVIDEND PAYMENT DATE" shall mean each date on which the Corporation pays a dividend on its Common Stock.

         "ELIGIBLE EMPLOYEE" shall mean, with respect to any Plan Year, any Employee who has been designated under Section 4 as eligible to be credited with Restricted Units for such Plan Year.

         "EMPLOYEE" shall mean any person employed by the Corporation or any of its Affiliated Companies.

         "INVOLUNTARY TERMINATION" shall mean the termination of a Participant's employment with the Corporation and all of its Affiliated Companies by the Corporation, or by any of its Affiliated Companies, for any reason other than for disability or for cause.

         "MATCHING RESTRICTED UNITS" shall mean Restricted Units that are credited to a Participant's Account pursuant to Section 5(e), to match Restricted Units that are credited to the Participant's Account under Section 5(b), (c) or (d).
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         "PARTICIPANT" shall mean any Employee for whom an Account has been established, and is being maintained, pursuant to Section 8 hereof.

         "PLAN" shall mean the Pall Corporation Management Stock Purchase Plan as set forth herein and as amended from time to time.

         "PLAN YEAR" shall mean the period beginning on August 1 of each calendar year and ending on July 31 of the following calendar year.

         "RESTRICTED UNIT" shall mean a Unit credited to a Participant pursuant to Section 5 that has not yet become vested in accordance with the provisions of
Section 6.

         "RETIREMENT" shall mean the termination of a Participant's employment with the Corporation and all of its Affiliated Companies, if at the time of such termination of employment the Participant has attained age 62 and is eligible to receive (i) a Retirement Benefit under Section 3.1, 3.2 or 3.3 of the Pall Corporation Pension Plan or (ii), in the case of any Participant who is not a resident of the U.S., a similar type of benefit under any plan or program maintained by the Corporation or any of its Affiliated Companies (or to which the Corporation or any of its Affiliated Companies makes contributions) that provides benefits to Employees upon their retirement.

         "TRADING DAY" shall mean any day on which the New York Stock Exchange is open for trading.

         "UNIT" shall mean a unit of measurement equivalent to one share of Common Stock, with none of the attendant rights of a shareholder of such share, including, without limitation, the right to vote such share and the right to receive dividends thereon, except to the extent otherwise specifically provided herein.

         "VESTED UNIT" shall mean a Unit credited to a Participant pursuant to
Section 5 that has become vested in accordance with the provisions of Section 6.

         "VESTING DATE" shall mean, with respect to any Restricted Units credited to a Participant's Account, the date on which such Restricted Units become vested in accordance with the provisions of Section 6.

3.       MAXIMUM NUMBER OF SHARES OF COMMON STOCK AVAILABLE

         The number of shares of Common Stock that may be distributed with respect to Restricted Units and Deferred Vested Units credited to Participants under the Plan, (including Dividend Equivalent Units credited with respect to such Units) shall be limited to 1,000,000 shares of Common Stock. If any Restricted Units initially credited to a Participant
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shall be forfeited, the number of shares of Common Stock no longer payable with respect to the Restricted Units so forfeited shall thereupon be released and shall thereafter be available for the crediting of new Restricted Units under the Plan. The limitation provided under this Section 3 shall be subject to adjustment as provided in Section 9.

         The shares of Common Stock distributed under the Plan may be authorized and unissued shares, shares held in the treasury of the Corporation, or shares purchased on the open market by the Corporation at such time or times and in such manner as it may determine. The Corporation shall be under no obligations to acquire shares of Common Stock for distribution to Participants before payment in Common Stock is due.

4.       ELIGIBILITY

         An Employee shall be eligible to be credited with Restricted Units under Section 5 during any Plan Year only if he or she has been designated by the Compensation Committee as an Eligible Employee with respect to such year.

         Upon the recommendation of the CEO, the Compensation Committee may select as an Eligible Employee for any Plan Year any Employee who is expected to make significant contributions during the course of such year to the success of the Corporation and its Affiliated Companies and to the growth of their businesses.

         Any person who has been selected as an Eligible Employee for any Plan Year shall continue to be an Eligible Employee in the Plan for each subsequent Plan Year during the period of his or her employment, subject, however, to the Compensation Committee's right to terminate such individual's eligibility effective beginning as of the first base salary payment date or, if earlier, the first Bonus Payment Date occurring after the date on which the Compensation Committee makes its determination to terminate such individual's eligibility.

5.       CREDITING OF RESTRICTED UNITS

         For each Plan Year, Eligible Employees shall be credited with Restricted Units in accordance with the following provisions:

         (a) INITIAL AWARD UNITS. Each Employee who is an Eligible Employee for the Plan Year that begins on August 1, 1999 shall be credited as of such date with such number of Restricted Units as the Compensation Committee in its sole discretion may determine for such Employee. To the extent that the Compensation Committee in its sole discretion so determines, any Employee who is designated as an Eligible Employee at any time after August 1, 1999 shall be credited, as of the date specified by the Compensation Committee in
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such determination, with such number of Restricted Units as the Compensation
Committee may determine for such Employee.

         (b) BONUS UNITS. Each Employee who is an Eligible Employee for any Plan Year beginning on or after August 1, 1999 may elect to have any part or all of any Bonus that may become payable to the Participant during such year paid in the form of Restricted Units that will be credited to his or her Account hereunder and distributed in accordance with the provisions of this Plan, instead of being paid to the Eligible Employee in cash. If an Eligible Employee has so elected, the Eligible Employee's Account shall be credited on the first Bonus Payment Date during such year with a number of Restricted Units determined by dividing (i) the total amount of the portion of the Eligible Employee's Bonus payable during such year which the Eligible Employee elected to have paid in the form of Restricted Units, by (ii) the Closing Price of a share of Common Stock on such Bonus Payment Date or, if such date is not a Trading Day, on the next following day that is a Trading Day.

         (c) BASE SALARY UNITS. Each Employee who is an Eligible Employee for any Plan Year beginning on or after August 1, 1999 may elect to have up to 50% of the amount of the base salary otherwise payable to the Eligible Employee on each payday during such year paid in the form of Restricted Units that will be credited to his or her Account hereunder and distributed in accordance with the provisions of this Plan, instead of being paid to the Eligible Employee in cash. If an Eligible Employee has so elected, the amount specified in such election shall be withheld from the payment of base salary otherwise required to be made to the Eligible Employee on each payday during such year, and the Eligible Employee's Account shall be credited on January 31 and on July 31 of such year, with a number of Restricted Units determined by dividing (i) the aggregate amount so withheld from the start of such year, in the case of the Restricted Units to be credited on January 31, or from January 31, in the case of the Restricted Units to be credited on July 31, by (ii) the Closing Price of a share of Common Stock on the applicable crediting date or, if such date is not a Trading Day, on the next following day that is a Trading Day.

         (d) CASH PAYMENT UNITS. Each Employee who is an Eligible Employee for any Plan Year beginning on or after August 1, 1999 may make a direct cash payment to the Corporation at least seven days prior to any Bonus Payment Date during such year and in consideration thereof, have his or her Account credited on such Bonus Payment Date with a number of Restricted Units determined by dividing (i) the amount of such cash payment by (ii) the Closing Price of a share of Common Stock on such Bonus Payment Date or, if such date is not a Trading Day, on the next following day that is a Trading Day.

         The aggregate amount of the direct cash payments that an Eligible Employee may make under this Section 5(d) during any Plan Year shall not exceed the sum of (x) the amount by which 50% of the Eligible Employee's base salary for such year exceeds the portion thereof which the Eligible Employee has elected under Section 5(c) to have paid in
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the form of Restricted Units, plus (y) the amount by which the Bonus payable to the Eligible Employee during such Plan Year exceeds the portion thereof which the Eligible Employee elected under Section 5(b) to have paid in the form of Restricted Units.

         (e) MATCHING UNITS. On each date on which any Restricted Units are credited to an Eligible Employee's Account pursuant to the provisions of paragraphs (b), (c) or (d) of this Section 5, there shall also be credited to the Eligible Employee's Account on that date a number of Matching Restricted Units equal to (i) 50% of the number of Restricted Units credited on such date, in the case of Restricted Units credited during the Plan Year beginning on August 1, 1999, and (ii) 331/3% of the number of Restricted Units credited on such date, in the case of Restricted Units credited during each Plan Year beginning on or after August 1, 2000.

         (f) DIVIDEND EQUIVALENTS. Until the Vesting Date for the Restricted Units that have been credited to a Participant's Account pursuant to paragraphs
(a), (b), (c), (d) and (e) of this Section 5, additional Restricted Units shall be credited to the Participant's Account, with respect to the Restricted Units so credited, as of each Dividend Payment Date. The number of additional Restricted Units to be so credited shall be determined separately for each Restricted Unit Subaccount, and for each Matching Restricted Unit Subaccount, maintained for a Participant pursuant to Section 8. The number of additional Restricted Units to be credited to each such Subaccount shall be determined by first multiplying (A) the total number of Restricted Units standing to the Participant's credit in such Subaccount on the day immediately preceding such Dividend Payment Date (including all Dividend Equivalent Units credited to such Subaccount on all previous Dividend Payment Dates), by (B) the per-share dollar amount of the dividend paid on such Dividend Payment Date and then, dividing the resulting amount by the Closing Price of one share of Common Stock on such Dividend Payment Date.

         (g) ELECTION PROCEDURES. Any election made by an Eligible Employee under paragraph (b) or (c) of this Section 5 shall be made in accordance with, and shall be subject to, the provisions set forth below.

                     (i) any such election shall be made in writing, on a form
              furnished to the Eligible Employee for such purpose by the Committee and filed by the Eligible Employee with the Committee.

                     (ii) An election under Section 5(b) with respect to the
              Bonus payable to an Eligible Employee during the Plan Year beginning on August 1, 1999 shall be made by no later than July 23, 1999. An election under Section 5(b) with respect to the Bonus payable to an Eligible Employee during any Plan Year beginning on or after August 1, 2000 shall be made by no later than April 30 of the immediately preceding Plan Year. An election under Section 5(c) with respect to the base salary payable to
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              an Eligible Employee during any Plan Year shall be made on or prior to the last Business Day preceding the start of such Plan Year. Notwithstanding the foregoing, any Employee who is hired after the start of a Plan Year but who is designated under Section 4 as an Eligible Employee for such year may make election under
              Section 5(c) with respect to his or her base salary for such year at any time during the 30-day period commencing on his or her date of hire; provided, however, that any election so made shall be effective only with respect to base salary payable to the Eligible Employee for periods of service beginning after the date on which he or she files such election with the Committee.

                     (iii) In his or her election form, the Eligible Employee
              shall specify, by dollar amount (which shall be an even multiple of $100) or by percentage (which shall be an even multiple of 1%), the portion of his or her Bonus and/or base salary that the Eligible Employee wishes to have paid in the form of Restricted Units credited to his or her Account, instead of in cash. The dollar amount or percentage so specified shall be at least equal to any minimum amount or percentage which the Committee in its discretion may have determined to be applicable to elections under
              Section 5(b) and/or Section 5(c) for the Plan Year.

                     (iv) Any election made under Section 5(b) or (c) for any
              Plan Year shall be irrevocable.

         (h) OTHER ELECTION RULES. Elections made under Section 5(b) or (c) shall be subject to the following rules:

                     (i) If an Eligible Employee who has made an election under
              Section 5(b) with respect to the Bonus payable to the Eligible Employee during any Plan Year terminates employment with the Company and all of its Affiliated Companies for any reason prior to any Bonus Payment Date for such Bonus but is nevertheless entitled to receive a Bonus payment on such date, the portion of such payment that is otherwise required to be paid by means of the crediting of Restricted Units to the Eligible Employee's Account pursuant to his or her election under Section 5(b) shall not be paid in such form, but shall be paid instead in the form of a single lump sum cash payment. Such payment shall be made as soon as practicable after such Bonus Payment Date.

                     (ii) If an Eligible Employee who has made an election under
              Section 5(c) with respect to the base salary payable to the Eligible Employee during any Plan Year terminates employment with the Company and all of its Affiliated Companies for any reason prior to any date on which Restricted Units are to be credited to his or her Account with respect to amounts withheld from his or her base salary pursuant to such election, no Restricted Units shall be so credited on such date but instead, the
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              aggregate amount so withheld as of the date of the Eligible
              Employee's termination of employment shall be paid to the Eligible Employee, without interest thereon, in a single lump sum cash payment. Payment shall be made on such termination date, or as soon thereafter as is practicable.

                     (iii) Any election made by an Eligible Employee under
              Section 5(b) or (c) shall not be given effect if, at any time during the 12-month period ending on the date as of which any Restricted Units are otherwise required to be credited to his or her Account pursuant to such election, the Eligible Employee received a hardship withdrawal under Section 7.2 of the Pall Corporation Profit-Sharing Plan.

6.       VESTING OF UNITS.

         Restricted Units credited to a Participant's Account, and Dividend Equivalent Units credited with respect thereto, shall become vested in accordance with the provisions set forth below.

         (a) All Restricted Units standing to a Participant's credit in any Restricted Unit Subaccount or Matching Restricted Unit Subaccount maintained for the Participant under Section 8 (including, in each case, all such Units that are Dividend Equivalent Units) shall become vested on the earliest to occur of the following dates:

                     (i) the third anniversary of the Crediting Date for such
              Subaccount,

                     (ii) the date of the Participant's death,

                     (iii) the date as of which the Participant first incurs a
              disability that entitles the Participant to a Social Security certificate of disability award under the Federal Social Security Act, or

                     (iv) the date on which a Change in Control occurs.

         (b) If a Participant's employment with the Corporation and all of its Affiliated Companies terminates as a result of Retirement or Involuntary Termination prior to the third anniversary of the Crediting Date for any Restricted Unit Subaccount or Matching Restricted Unit Subaccount and prior to the occurrence of a Change in Control, as of the date of such termination of the Participant's employment

                     (i) all Units in any such Restricted Unit Subaccount
              (including all such Units that are Dividend Equivalent Units), shall become vested;
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                     (ii) the Earned Portion (as defined below) of all Units in any such Matching Restricted Unit Subaccount (including all such Units that are Dividend Equivalent Units), shall become vested; and

                     (iii) the Unearned Portion (as defined below) of all Units in any such Matching Restricted Unit Subaccount (including all such Units that are Dividend Equivalent Units) shall be forfeited, and the Participant shall have no further rights with respect thereto.

         For purposes of the foregoing, the "Earned Portion" of the Units in any Matching Restricted Unit Subaccount maintained for a Participant shall mean the percentage of such Units determined by dividing by 36 the number of months in the period beginning on the Crediting Date for such Subaccount and ending on the date of the Participant's termination of employment, with any fraction of a month included in such period treated as a full month; and the "Unearned Portion" of the Units in any such Subaccount shall mean the percentage of such Units determined by subtracting from 100% the Earned Portion of such Units, as determined under the preceding clause.

         (c) If a Participant's employment with the Corporation and all of its Affiliated Companies terminates for any reason other than death, disability, Retirement or Involuntary Termination prior to the third anniversary of the Crediting Date for any Restricted Unit Subaccount or Matching Restricted Unit Subaccount and prior to the occurrence of a Change in Control, upon such termination of the Participant's employment

                     (i) all Units in any such Matching Restricted Unit
              Subaccount (including all such Units that are Dividend Equivalent Units), shall be forfeited, and the Participant shall have no further rights with respect thereto; and

                     (ii) all Units in any such Restricted Unit Subaccount shall become vested.

7.       PAYMENT FOR VESTED UNITS.

         Payment with respect to a Participant's Vested Units shall be made in accordance with the provisions set forth below.

         (a) TIME FOR PAYMENT. Payment with respect to a Participant's Vested Units shall be made to the Participant or, in the event of the Participant's death, to his or her Beneficiary, as soon as practicable after the Vesting Date for such Units, except as otherwise provided in paragraph (d) below.

         (b) FORM OF PAYMENT. Except as provided in paragraph (c) below, payment to be made in accordance with paragraph (a) above with respect to all Restricted Units that have
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become vested on any Vesting Date shall be made in the form of a single lump sum payment consisting of (i) a number of shares of Common Stock equal to the total number of whole Restricted Units that have become vested on such Vesting Date, and (ii) a cash payment for any fractional part of a Restricted Unit that has become vested on such Vesting Date. The amount of such cash payment shall be determined by multiplying such fractional part by the Closing Price of a share of Common Stock on the first Trading Day preceding the date of payment.

         (c) PAYMENT ON TERMINATION. Payment to be made in accordance with paragraph (a) above with respect to all Restricted Units that have become vested pursuant to Section 6(c)(ii) on any Vesting Date shall be made by the issuance of a number of shares of Common Stock determined by dividing the lesser of (x) the aggregate value of such Units determined by multiplying the number of such Units by the Closing Price of a share of Common Stock on the date or dates as of which such Units were credited to the Participant's Account, or (y) the aggregate value of such Units determined by multiplying the number of such Units by the Closing Price of a share of Common Stock on such Vesting Date, by (z) the Closing Price of a share of Common Stock on such Vesting Date. If such Vesting Date was not a Trading Day, the Closing Price of a share of Common Stock on the first Trading Day following such Vesting Date shall be used for purposes of the preceding sentence. If the number of shares of Common Stock determined in accordance with the provisions of the second preceding sentence includes a fractional part of a share, payment with respect to such fractional part shall be made in cash, in an amount determined by multiplying such fractional part by the Closing Price of a share of Common Stock on the first Trading Day preceding the date of payment.

         (d) DEFERRED PAYMENT. Subject to the provisions of paragraph (e) below, payment with respect to part or all of a Participant's Restricted Units that become vested on any Vesting Date pursuant to Section 6(a)(i) shall be deferred, and shall be made at the time and in the manner hereinafter set forth, if the Participant so elects in accordance with the following provisions:

                     (i) An election by the Participant hereunder with respect
              to any Restricted Units that become vested on any Vesting Date shall be made in writing, on a form furnished to the Participant for such purpose by the Committee. The form shall be filed with the Committee at least one year prior to such Vesting Date.

                     (ii) In the Participant's election form, the Participant
              shall specify the number of such Restricted Units with respect to which the Participant wishes to defer payment, and the date on which payment with respect to such Units shall be made (the "Payment Date").

                     (iii) The Participant may select, as the Payment Date for
              such Units (A) the first Business Day of the calendar year following the date of termination of his or her employment with the Corporation or any of its Affiliated Companies for any reason, or (B) the first Business Day of any earlier calendar month but no earlier than the first Business Day of the third calendar year following the calendar year in which the Vesting Date for such Units occurs.

                     (iv) Any election made hereunder by the Participant shall
              be irrevocable.

                     (v) As of the Vesting Date for any Restricted Units covered by a deferral election made by a Participant hereunder, the number of such Units shall be transferred from the Restricted Unit Subaccount or Matching Restricted Unit Subaccount in which such Units were recorded to the appropriate Deferred Vested Unit Subaccount established for the Participant under Section 8.

                     (vi) Until payment has been made with respect to all of the
              Units in any Deferred Vested Unit Subaccount maintained for the Participant under Section 8, there shall be credited to each such Subaccount, as of each Dividend Payment Date, a number of additional Deferred Vested Units determined by first multiplying
              (A) the total number of Deferred Vested Units standing to the Participant's credit in such Subaccount on the day immediately preceding such Dividend Payment Date (including all Dividend Equivalent Units credited to such Subaccount on all previous Dividend Payment Dates), by (B) the per-share dollar amount of the dividend paid on such Dividend Payment Date and then, dividing the resulting amount by the Closing Price of one share of Common Stock on such Dividend Payment Date.

                     (vii) Except as provided in subparagraph (viii) below,
              payment with respect to the Deferred Vested Units in any Deferred Vested Unit Subaccount maintained for the Participant shall be made on the Payment Date specified by the Participant in his or her deferral election with respect to such Units. Payment with respect to the Deferred Vested Units payable on any Payment Date shall be made (A) by the issuance of one share of Common Stock for each whole Deferred Vested Unit payable on such Payment Date, and
              (B) by a cash payment for any fractional part of a Deferred Vested Unit payable on such Payment Date. The amount of such cash payment shall be determined by multiplying such fractional part by the Closing Price of a share of Common Stock on the first Trading Day preceding the date of payment.

                     (viii) Notwithstanding any other provision in this Section
              7 to the contrary, payment with respect to any part or all of any Deferred Vested Unit Subaccount maintained for a Participant may be made to the Participant on any date earlier than the Payment Date specified by the Participant in his deferral election for such Units if (A) the Participant requests such early payment and
              (B) the Committee, in its sole
              discretion, determines that such early payment is necessary to help the Participant meet an "unforeseeable emergency" within the meaning of Section 1.457-2(h)(4) of the federal income tax regulations. The amount that may be so paid may not exceed the amount necessary to meet such emergency.

         (e) LIMITATIONS ON DEFERRALS. A deferral election otherwise permitted to be made under paragraph (d) above shall be subject to the following limitations:

                     (i) The Committee may deny any Participant the right to
              make such election if it determines, in its sole discretion, that such deferral election by the Participant might cause the Plan to fail to be treated as a plan of deferred compensation "for a select group of management or highly compensated employees" for purposes of ERISA.

                     (ii) If a Change in Control should occur after the date on which the Participant's election form is filed with the Committee but before the date that otherwise would have been the Vesting Date under Section 6(a)(i) for the Units designated in such form, the Participant's deferral election shall not be given effect, and payment with respect to such Units shall be made in accordance with the other applicable provisions of this Section 7.

                     (iii) No deferral election shall be effective hereunder if, at any time during the 12-month period ending on the Vesting Date, the Participant received a hardship withdrawal under Section 7.2 of the Pall Corporation Profit-Sharing Plan.

                     (iv) No amount may be deferred with respect to the
              Participant's Vested Units pursuant to a Participant's deferral election hereunder to the extent that any tax is required to be withheld with respect to such amount pursuant to applicable federal, state or local law.

8.       ACCOUNTS.

         There shall be established on the books and records of the Corporation, for book keeping purposes only, a separate Account for each Participant, to reflect the Participant's interest under the Plan.

         Within each Account so established for each Participant there shall be established and maintained the following Subaccounts: a "Restricted Unit Subaccount" to reflect all Restricted Units to be credited to the Participant's Account on any Crediting Date pursuant to Section 5(a), (b), (c) or (d); a "Matching Restricted Unit Subaccount" to reflect all Matching Restricted Units to be credited to the Participant's Account on any Crediting Date pursuant to
Section 5(e); and a "Deferred Vested Unit Subaccount" to reflect all Vested Units with respect to which a Participant has elected to defer payment, and for which the Participant has selected the same Payment Date, pursuant to Section 7(d).

         A Participant's Account and Subaccounts shall be adjusted from time to time to reflect all Dividend Equivalent Units to be credited thereto pursuant to
Section 5(f) and Section 7(d)(vi), all payments made with respect to the Units reflected therein pursuant to Section 7, and, in the case of any Restricted Unit Subaccount or Matching Restricted Unit Subaccount maintained for a Participant, any forfeitures of Units reflected therein pursuant to Section 6.

         A Participant's interest in any Deferred Vested Unit Subaccount maintained for the Participant shall be fully vested and nonforfeitable at all times.

9.       CERTAIN ADJUSTMENTS TO PLAN SHARES

         In the event of any change in the shares of Common Stock by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase shares of Common Stock at a price substantially below fair market value, or any similar change affecting the shares of Common Stock, the number and kind of shares represented by Units credited to Participants' Accounts shall be appropriately adjusted consistent with such change in such manner as the Compensation Committee, in its sole discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder. The Committee shall give notice to each Participant of any adjustment made pursuant to this Section and, upon such notice, such adjustment shall be effective and binding for all purposes.

10.      LISTING AND QUALIFICATION OF COMMON STOCK

         The Corporation, in its discretion, may postpone the issuance, delivery, or distribution of shares of Common Stock with respect to any Vested Units until completion of such stock exchange listing or other qualification of such shares under any state or federal law, rule or regulation as the Corporation may consider appropriate, and may require any Participant or Beneficiary to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

11.      TAXES

         The Corporation or any of its Affiliated Companies may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld with respect to any payments to be made under the Plan including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant or Beneficiary, and/or (ii) requiring a Participant or Beneficiary to pay to the Corporation or any of its Affiliated Companies the amount so required to be withheld as a condition of the issuance, delivery, or distribution of any shares of Common Stock. With the approval of the Compen sation Committee, the Committee may permit such amount to be paid in shares of Common Stock previously owned by the Participant, or a portion of the shares of Common Stock that otherwise would be distributed to such Participant in respect to his or her Vested Units, or a combination of cash and shares of Common Shares.

12.      DESIGNATION AND CHANGE OF BENEFICIARY

         Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount, or any shares of Common Stock, payable under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any previously designated Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If at the date of a Participant's death, there is no designation of a Beneficiary in effect for the Participant pursuant to the provisions of this Section 12, or if no Beneficiary designated by the Participant in accordance with the provisions hereof survives to receive any amount, or any shares of Common Stock, payable under the Plan by reason of the Participant's death, the Participant's estate shall be treated as the Participant's Beneficiary for purposes of the Plan.

13.      RIGHTS OF PARTICIPANTS

         A Participant's rights and interests under the Plan shall be subject to the following provisions:

         (a) A Participant shall have the status of a general unsecured creditor of the Corporation with respect to his or her right to receive any payment under the Plan. The Plan shall constitute a mere promise by the Corporation or the applicable Affiliated Company to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in the Plan be treated as unfunded for tax purposes, as well as for purposes of any applicable provisions of Title I of ERISA.

         (b) A Participant's rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his or her Beneficiary.

         (c) Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employment of the Corporation or any of its Affiliated Companies.

         (d) No Participant shall have the right, by virtue of having been selected as an Eligible Employee with respect to any Plan Year, to be automatically treated as an Eligible Employee with respect to any subsequent Plan Year.

         (e) No Restricted Units credited to a Participant's Account, and no payments made with respect to such Units upon or after they become vested, shall be considered as compensation under any employee benefit plan of the Corporation or any of its Affiliated Companies, except as specifically provided in any such plan or as otherwise determined by the Board of Directors.

14.      ADMINISTRATION

         The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish from time to time guidelines or regulations for the administration of the Plan, interpret the Plan, and make all determinations considered necessary or advisable for the administration of the Plan; provided, however, that any questions as to the rights under the Plan of any person who is an Elected Officer under Section 4.01(a), of the By-Laws of the Corporation, as amended on June 29, 1999 or thereafter, shall be determined by the Compensation Committee instead of by the Committee.

         The Committee may delegate any ministerial or nondiscretionary function pertaining to the administration of the Plan to any one or more officers of the Corporation.

         All decisions, actions or interpretations of the Committee or the Compensation Committee under the Plan shall be final, conclusive and binding upon all parties. Notwithstanding the foregoing, any determination made by the Committee or the Compensation Committee after the occurrence of a Change in Control that denies in whole or in part any claim made by any individual for benefits under the Plan shall be subject to judicial review, under a "de novo", rather than a deferential standard.

15.      AMENDMENT OR TERMINATION

         The Board of Directors may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amend-ment, suspension or termination of the Plan shall adversely affect the rights of any Participant with respect to any Units previously credited to the Participant's Account, without his or her written consent.

16.      SUCCESSOR CORPORATION

         The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

17.      GOVERNING LAW

         The Plan shall be governed by and construed in accordance with the laws of the State of New York.

18.      EFFECTIVE DATE

         The Plan was adopted effective as of June 29, 1999 by the Board of Directors, acting by the Compensation Committee, subject, however, to approval by the shareholders of the Corporation by a majority of the votes cast in person or by proxy at the 1999 annual meeting of the Corporation's shareholders. Restricted Units may be credited to the Accounts of Eligible Employees as provided herein prior to such shareholder approval, subject to such approval being obtained at such meeting.